Exhibit 99.1

NEWS RELEASE

Corporate Headquarters	Contact:
1000 Six PPG Place	Dan Greenfield
Pittsburgh, PA 15222-5479 U.S.A	412-394-3004
www.ATImetals.com

Allegheny Technologies Announces Pricing of Convertible Senior Notes Offering

PITTSBURGH — May 18, 2016 — Allegheny Technologies Incorporated (NYSE:ATI) announced today that it has priced its public offering of convertible senior notes. The offering is being made pursuant to the Company’s effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”).

ATI has agreed to sell $250.0 million aggregate principal amount of 4.75% Convertible Senior Notes due 2022 (the “Notes”). ATI has granted the underwriters a 30-day option to purchase up to an additional $37.5 million aggregate principal amount of Notes on the same terms and conditions to cover over-allotments, if any. The Notes will pay interest semi-annually in arrears at a rate of 4.75% per year and will mature on July 1, 2022, unless earlier redeemed or repurchased. Holders may convert their Notes into shares of ATI’s common stock at their option any time prior to the close of business on the business day immediately preceding the maturity date. The conversion rate will initially be 69.2042 shares of common stock per $1,000 principal amount of Notes (representing an initial conversion price of approximately $14.45 per share of common stock), subject to adjustment in certain circumstances.

ATI intends to use the net proceeds from the convertible senior notes offering for general corporate purposes, which may include voluntary or required contributions to the Company’s defined benefit pension trust or repurchases, repayment or refinancing of debt.

Citigroup, J.P. Morgan and BofA Merrill Lynch are the joint book-running managers for the offering.

This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the convertible senior notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the convertible senior notes has been filed with the SEC.

Copies of the prospectus and preliminary prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone (800) 831-9146 or email prospectus@citi.com, J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone (800) 831-9146, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department, email dg.prospectus_requests@baml.com, or from the SEC website at www.sec.gov.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, oil and gas/chemical and hydrocarbon processing industry, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) continued decline in, or volatility of, prices, and availability of supply, of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) labor disputes or work stoppages; and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2015, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $3.4 billion for the twelve month period ending March 31, 2016. ATI employees use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil & gas/chemical and hydrocarbon process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining.